SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                               (Amendment No. ___)


Filed by the Registrant

Filed by a Party other than the Registrant

Check the Appropriate box:

     Preliminary Proxy Statement                Confidential, for Use of the
                                                Commission Only (as permitted
X    Definitive Proxy Statement                 by Rule 14a-6(e)(2))

     Definitive Additional Materials

     Soliciting Material Pursuant to ? 240.14a-11(c) or ? 240.14a-12

                      Scott's Liquid Gold-Inc
             (Name of Registrant as Specified in its Charter)

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

X    No fee required.

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               pursuant to Exchange Act Rule 0-11.  (Set forth the amount on
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               determined):

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________________________________________________________________________

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     Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          1)   Amount Previously Paid:
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          3)   Filing Party:
          4)   Date Filed:



                            SCOTT'S LIQUID GOLD-INC.
                               4880 Havana Street
                             Denver, Colorado 80239


                           NOTICE OF ANNUAL MEETING OF
                                  SHAREHOLDERS
                             To Be Held May 3, 2000

TO OUR SHAREHOLDERS:

      The Annual Meeting of Shareholders of Scott's Liquid Gold-Inc., a Colorado corporation (the "Company"), will be held at 10:00 a.m., Mountain Time, on Wednesday, May 3, 2000 at the Company's offices, 4880 Havana Street, Denver, Colorado for the purpose of considering and acting upon the following:

     (1)  The election of five directors;
     (2) Such other matters as may properly come before the meeting or any adjournment thereof.

      Only shareholders of record at the close of business on March 8, 2000 are entitled to notice of and to vote at the meeting.

                                   BY ORDER OF THE BOARD OF DIRECTORS



                                   CAROLYN J. ANDERSON
                                   Corporate Secretary


Denver, Colorado
March 24, 2000


THE FORM OF PROXY IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                            SCOTT'S LIQUID GOLD-INC.
                               4880 Havana Street
                             Denver, Colorado 80239



                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 3, 2000

      The enclosed Proxy is solicited by and on behalf of the Board of Directors of Scott's Liquid Gold-Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at 10:00 a.m., Mountain Time, on Wednesday, May 3, 2000 at the Company's offices, 4880 Havana Street, Denver, Colorado, or any adjournment thereof. This Proxy Statement and the accompanying form of Proxy are first being mailed or given to the shareholders of the Company on or about March 24, 2000.

     Any shareholder signing and mailing the enclosed Proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company's Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy.

                  VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

      All voting rights are vested exclusively in the holders of the Company's $0.10 par value common stock. Each share of the Company's common stock is entitled to one vote. Cumulative voting in the election of directors is not permitted. Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum. On March 8, 2000, the record date for shareholders entitled to vote at the meeting, the Company had 10,103,058 shares of its $0.10 par value common stock issued and outstanding.

     When a quorum is present, in the election of directors, those five nominees having the highest number of votes cast in favor of their election will be elected to the Company's Board of Directors. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. With respect to any other matter which may properly come before the Meeting, unless a greater number of votes is required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition. Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for these other matters, if any, so long as a quorum is present.

      The following persons are the only persons known to the Company who on March 8, 2000, owned beneficially more than 5% of the Company's common stock, its only class of outstanding voting securities:

   Name and       Amount and
  Address of       Nature of                     Percent
  Beneficial      Beneficial                       of
     Owner         Ownership                      Class

Mark E.           2,681,355 (1)(2)              26.4%
Goldstein
4880 Havana
Street
Denver,
Colorado  80239

Scott's Liquid    1,099,558 (3)                 10.9%
Gold-Inc.
Employee Stock
Ownership Plan
4880 Havana
Street
Denver,
Colorado  80239

(1) Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives. Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns 80% of the outstanding stock of the Goldstein Family Corporation in his individual name and owns as a trustee 20% of the outstanding stock of the Goldstein Family Corporation. Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd.
     Also includes 70,500 shares underlying incentive stock options granted under the Company's 1998 Stock Option Plan and 92,892 shares held by Mr. Goldstein's minor children. Includes 70,500 shares underlying stock options in the estate of Jerome J. Goldstein. Does not include 25,890 shares of the Company's common stock owned by Mr. Goldstein's spouse, as to which Mr. Goldstein disclaims any beneficial ownership.

(2) Does not include 85,013 shares held by the Company's Employee Stock Ownership Plan attributable to Mr. Goldstein's vested interest in the Plan as of December 31, 1999.

(3) The six person committee administering the Employee Stock Ownership Plan directs the voting of shares held under such Plan. The Company's four executive officers are members of this six-person committee.


                    SECURITY OWNERSHIP OF MANAGEMENT

      The following table shows as of March 8, 2000, the shares of the Company's common stock beneficially owned by each director and executive officer of the Company and the shares beneficially owned by all of the directors and executive officers as a group:

        Name of          Amount and Nature of           Percent
   Beneficial Owner      Beneficial Ownership           of Class
                                 (1)

Mark E. Goldstein             2,681,355 (2)(3)(5)        26.4%

Carolyn J. Anderson           288,460   (3)(5)            2.8%

Barry Shepard                 264,500   (3)(5)(6)         2.6%

Jeffrey R. Hinkle             161,178   (3)(5)(7)         1.6%

Dennis H. Field               151,833   (4)               1.5%

James F. Keane                105,833   (4)               1.0%

All Directors and             3,653,159 (3)(4)           34.3%
executive officers as a
Group (six persons)

(1) Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.

(2) For information regarding Mr. Goldstein's beneficial ownership of shares, see footnote 1 under the table in "Voting Securities and Principal Shareholders."

(3) For each named executive, other than Mr. Hinkle, also includes70,500 the following number of shares underlying stock options granted under the Company's 1998 Stock Option Plan which was approved by the Company's shareholders at the 1999 Annual Meeting: 70,500 for each of Mr. Goldstein, Ms. Anderson and Mr. Shepard; and 79,000 for Mr. Hinkle. For Mr. Hinkle, who was elected as an executive officer of the Company on February 22, 2000, includes 79,000 shares underlying stock options granted under the Company's 1997 and 1998 Stock Option Plans.

(4) Includes for Mr. Field 148,333 shares and for Mr. Keane 103,333 shares underlying presently exercisable stock options granted by the Company's Board of Directors under the Company's 1993 Stock Option Plan for Outside Directors.

(5) Does not include shares owned by the Company's Employee Stock Ownership Plan under which, at December 31, 1999, Mark E. Goldstein had a vested interest in 85,013 shares, Carolyn J. Anderson had a vested interest in 125,588 shares, Barry Shepard had a vested interest in 76,660 shares, and Jeffrey R. Hinkle had a vested interest in 44,627 shares.

(6) Of Mr. Shepard's shares, 20,000 are held jointly by Mr. Shepard and his wife.

(7) Mr. Hinkle was elected Vice President-Marketing of Scott's Liquid Gold-Inc. on February 22, 2000. Of Mr. Hinkle's shares, 46,400 are held jointly by Mr. Hinkle and his wife.

      There has been no change in control of the Company since the beginning of the last fiscal year, and there are no arrangements known to the Company, including any pledge of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

      Jerome J. Goldstein was the Company's founder, a director, and Chairman of the Company's Board of Directors from the time of the Company's founding through the entire year of 1999. As a result of the death of Jerome J. Goldstein in January, 2000, Mark E. Goldstein became the beneficial owner of 2,126,473 shares of the Company's common stock held by the Goldstein Family Partnership, Ltd., representing approximately 21.0% of the outstanding common stock of the Company. On January 21, 2000, Mark E. Goldstein acquired 800 shares of the common stock of the Goldstein Family Corporation, representing 80% of the outstanding common stock of the Goldstein Family Corporation. He also became the sole director, the President and the sole executive officer of the Goldstein Family Corporation on that date. As a result, Mark E. Goldstein controls the Goldstein Family Corporation. The Goldstein Family Corporation controls the voting and disposition of common stock of the Company owned by the Goldstein Family Partnership, Ltd. Mr. Goldstein paid no consideration for the shares of the Goldstein Family Corporation. The shares were transferred to him by a Trust created by Jerome J. Goldstein; the Trust provided for this transfer of the shares upon the death of Jerome J. Goldstein. As indicated above, Mark E. Goldstein may now be considered the beneficial owner of approximately 26.4% of the Company's common stock.

                ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Nominees

      The Company's Board of Directors consists currently of five directors. Unless authority to vote is withheld, the persons named in the enclosed form of proxy will vote the shares represented by such proxy for the election of the five nominees for director named below. If, at the time of the Meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote the proxy will vote for such substitute nominee or nominees, if any, as they determine in their discretion. If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

 Name of Nominee and                                   Principal Occupation for
      Position                       Director               Last Five Years
   in the Company             Age     Since

Mark E. Goldstein              43     1983         Chairman of the Board of the Company
(Chairman of the                                   since February 22, 2000, President and
Board, President and                               Chief Executive Officer since August,
Chief Executive                                    1990.  From 1982 to 1990, Vice President-
Officer)                                           Marketing of Company.  Employed by the
                                                   Company since 1978.
Carolyn J. Anderson            61     1974         Executive Vice President since 1974,
(Executive Vice                                    Chief Operating Officer of the Company
President, Chief                                   since 1982 and Corporate Secretary since
Operating Officer and                              1973.  Employed by the Company since
Corporate Secretary)                               1970.

Barry Shepard                  69     1982         Treasurer and Chief Financial Officer of
(Treasurer and Chief                               the Company since 1981 when first
Financial Officer)                                 employed by the Company.

Dennis H. Field                67     1991         Management Consultant since 1990.  From
                                                   1984 to 1990, Executive Vice
                                                   President/General Manager, Faberge USA,
                                                   Inc. (mass market health and beauty
                                                   aids).

James F. Keane                 66     1993         Independent businessman since 1987.
                                                   Founder of firms in auto parts and home
                                                   furnishings.  From 1990 to 1992,
                                                   Marketing Professor at Bentley College.
                                                   From 1974 to 1987, Vice President, S.C.
                                                   Johnson & Son, Inc. (household and
                                                   personal care products).

     All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board of Directors are shown below under "Directors' Meetings and Committees".

      The Company's only executive officers are those who are described in the foregoing table. The officers of the Company are elected annually at the first meeting of the Company's Board of Directors held after each annual meeting of shareholders and serve at the pleasure of the Board of Directors.

     There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.

Directors' Meetings and Committees

      During the year ended December 31, 1999, the Company had four directors meetings, plus four actions by unanimous written consent. The Company's Board of Directors has both a Compensation Committee and an Audit Committee.

       The primary responsibilities of the Compensation Committee include development of an executive compensation philosophy for the Company; origination of all executive compensation proposals; review of the appropriate mix of variable versus fixed compensation; and review of all transactions between the Company and any executive officer or director, whether or not involving compensa tion. The Committee consists of two outside directors of the Company and, in addition, the President of the Company. Current members of the Compensation
Committee are Dennis H. Field (Chairperson), James F. Keane, and Mark E. Goldstein (with Mr. Goldstein having no vote). The Compensation Committee met two times during 1999.

      The Audit Committee has as its primary responsibilities the recommendation of an independent public accountant to audit the annual financial statements of the Company, the review of internal and external audit functions, the review of internal accounting controls, the review of annual financial statements, and a review at its discretion of compliance with corporate policies and codes of conduct. The Audit Committee consists of two outside directors. The current members of the Audit Committee are James F. Keane (Chairperson), and Dennis H. Field. The Audit Committee met four times during 1999.

Compensation Committee Interlocks and Insider Participation

      Mr. Dennis Field serves on both the Compensation Committee and the Audit Committee. From 1978 to 1982, Mr. Field was President and Chief Operating Officer of Aquafilter Corporation, a wholly owned subsidiary of the Company which manufactured cigarette filters. After leaving Aquafilter Corporation, Mr. Field had virtually no contact with the Company from the date of his resignation to 1991 when he was asked to join the Company's Board. Prior to 1991, he was Executive Vice President/General Manager, U.S. Division, of Faberge. Mr. Field has a distinguished career with significant consumer product companies.

     Michael J. Sheets was a director and a member of the Compensation Committee of the Board of Directors until he resigned from the Board of Directors on October 31, 1999. Mr. Sheets was also a consultant to the Company, providing advice primarily in the areas of marketing and advertising. Mr. Sheets became a consultant at the time of joining the Company's Board of Directors in 1990. He was paid $1,667 per month for his services as a consultant. Mr. Sheets was, prior to October, 1990, President and Chief Executive Officer of Airwick Industries (Reckitt & Colman Household Products), a large competitor of the Company, and had a distinguished career in consumer products, manufacturing, advertising and sales.


Executive Compensation

Summary Compensation Table

      The following Summary Compensation Table shows the annual and other compensation of the chief executive officer and all other executive officers of the Company at December 31, 1999 for services in all capacities provided to the Company and its subsidiaries for the past three years.

                           SUMMARY COMPENSATION TABLE

                                   Annual
                                Compensation                          Long Term Compensation

                                                Other
Name and                                        Annual        Securities Underlying       All Other
Principal               Salary      Bonus    Compensation            Options            Compensation
Position        Year      $          $(2)        $                     (#)                 ($)(3)

Mark E.         1999    $350,000      -        $ 25,023               20,500                $1,767
Goldstein       1998    $350,000      -        $ 23,293               50,000                $2,850
President and   1997    $350,000  $140,373     $ 23,142                 -                   $2,289
Chief Executive
Officer

Jerome J.       1999    $350,000      -       $164,151               20,500                   -
Goldstein (1)   1998    $350,000      -       $115,222               50,000                $2,850
Chairman of The 1997    $350,000  $140,373    $ 88,442                 -                   $2,289
Board

Carolyn J.      1999    $350,000      -       $ 28,138                20,500                $1,767
Anderson        1998    $350,000      -       $ 77,296                50,000                $2,850
Executive Vice  1997    $350,000  $140,373    $ 29,504                  -                   $2,289
President,
Chief Operating
Officer,
Corporate
Secretary

Barry Shepard   1999    $350,000      -      $ 45,103                 20,500                $1,767
Treasurer and   1998    $350,000      -      $ 45,585                 50,000                $2,850
Assistant       1997    $350,000  $140,373   $106,062                    -                  $2,289
Secretary

Note: There were no restricted stock awards or long term incentive payouts during the last three fiscal years; nor were there any long term compensation awards, such as an award of stock options, during 1997. During 1998, options to purchase 50,000 shares of the Company's common stock were awarded to each of the Company's then executive officers at an average price of $1.77 a share. With regard to 1999, see Option Grants in Last Fiscal Year.

(1)  Deceased.

(2) The Company has adopted a bonus plan for its executive officers for the year 2000. The Plan provides that an amount will be distributed to the Company's executive officers equal to 10% of the annual before tax profit exceeding $1 million, excluding items that are infrequent, unusual, or
     extraordinary.   Such amount, if any, for 2000 will be divided among the
     Company's executive officers as follows: President, 35%, Executive Vice President and Treasurer, 25% each, Vice President-Marketing, 15%. In no event is a bonus paid unless pre-tax profits, excluding the above-mentioned items, exceed $1,000,000 for the fiscal year, nor is any bonus paid on the first $1,000,000 of pre-tax earnings, excluding the above mentioned items. The Company had substantially the same a similar plan in 1999, 1998, and 1997.

(3) All Other Compensation for each of the executive officers consists of Company contributions under an Employee Stock Ownership Plan and Trust Agreement ("ESOP") which provides that the Company may contribute annually to the ESOP cash or common stock in an amount not to exceed 15% of all participants' total compensation. The Board of Directors determines whether any contributions will be made for the year. Benefits are allocated to all eligible employees according to a formula based on compensation, except that any income earned on assets of the Trust is allocated to ESOP participants based upon the value that each participant's account bears to the total value of Trust assets.

      There were no changes in the base salaries of the Company's executive officers from January 1, 1995 through December 31, 1999.

      The dollar amount of Other Annual Compensation changes from year to year because of fluctuations in the costs of benefits and their timing. Other Annual Compensation in the table above for 1997 through 1999 is comprised of the following:

                                       Mark E. Goldstein                  Jerome J. Goldstein

                                 1997       1998         1999        1997         1998       1999

Automobile purchase (1)         $   -       $  -         $  -       $   -       $   -    $  40,668

Income taxes on
  automobile purchase (1)           -          -            -           -           -       38,762

Other automobile expenses         919      1,318        1,785         364       1,549        1,229

Memberships                    12,311     12,429       13,017       9,321       9,893       10,223

Life insurance                  2,446      2,446        2,387      34,835      33,887       33,714

Income taxes on life insurance  2,273      2,285        2,286      32,797      32,544       31,660

Medical plan (2)                2,831      2,494        3,227       8,759      35,028        5,574

Other                           2,362      2,321        2,321       2,366       2,321        2,321

Total other compensation      $23,142    $23,293      $25,023     $88,442    $115,222     $164,151


                                       Carolyn J. Anderson                   Barry Shepard
                                 1997       1998         1999        1997        1998         1999

Automobile purchase (1)        $    -    $  25,000       $  -    $  25,000       $  -        $   -

Income taxes on
  automobile purchase (1)           -       24,068          -       24,068          -            -

Other automobile expenses        2,706         806        537        1,929      2,809        2,473

Memberships                      5,328       5,404      5,417        7,110      5,655        5,849

Life insurance                   8,220       8,926      8,497       15,733     15,733       16,683

Income taxes on life insurance   7,648       7,680      8,338       13,812     14,699       14,699

Medical plan (2)                 3,239       3,091      3,028       16,045      4,368        3,078

Other                            2,363       2,321      2,321        2,365      2,321        2,321

Total other compensation       $29,504     $77,296    $28,138     $106,062    $45,585      $45,103

(1) Every three years, the Company provides $25,000, plus an amount to pay resulting income taxes, to each executive officer for the purchase of an automobile. Mr. Jerome J. Goldstein had not used this amount in the three years prior to 1999 and therefore received a higher amount in 1999 when he purchased an automobile.

(2)    In   addition  to  group  life,  health,  hospitalization   and   medical
  reimbursement plans which generally are available to all employees, the Company has adopted a plan which provides for additional medical coverage of not more than $50,000 per year to each of the Company's executive officers. The plan further provides that, for a period of five years following an executive officer's voluntary retirement, or involuntary retirement in the event of a change in control of the Company, the Company will, at no cost to the executive or his or her surviving dependents, cover the executive and/or such dependents under the Company Health Plan and shall also provide, at no cost to the executive, for the payment of additional medical coverage of up to $50,000 a year.

       The Company maintains a Key Executive Disability Plan, which is not reflected in the table above. The purpose of this Plan is to provide the executive with his or her regular salary during periods of long-term disability in excess of 90 days to age 70, or to date of death, whichever first occurs. Jerome J. Goldstein, who was Chairman of the Board until his death in January, 2000, had this benefit available for his lifetime. The benefits available under this Plan will cease upon termination of employment as an executive officer of the Company other than during a period of disability. The Plan is partially funded by disability insurance maintained by the Company under which the Company is the beneficiary.

Grant of Options

     At March 8, 2000, 301,800 options had been granted under the Company's 1998 Stock Option Plan by the Company's Board of Directors to replace expired options and one set of options that would have expired in February, 1999, all of which were previously granted under other option plans. Of the 301,800 options granted, 200,000 were granted, on November 24, 1998, to the Company's executive officers, 50,000 to each of Carolyn J. Anderson and Barry Shepard at a price of $1.69 per share and 50,000 to each of Jerome J. Goldstein and Mark E. Goldstein at a price of $1.86 per share; and 101,800 were granted on January 11, 1999, of which 82,000 were granted to the Company's executive officers, 20,500 to each of Ms. Anderson and Mr. Shepard at a price of $1.56 per share and 20,500 to each of Jerome J. Goldstein and Mark E. Goldstein at a price of $1.72 per share. The aggregate of 70,500 in options granted to Mr. Jerome J. Goldstein are, pursuant to the terms of the 1998 Plan, exercisable for one year following his death, meaning, to January 4, 2001. One employee also received, on January 11, 1999, an option for 19,800 shares at an exercise price of $1.56 per share. The grant of these options did not increase the number of shares under option to each officer from the number of shares previously awarded to each officer. The 1998 Plan was approved by the Company's shareholders at the Annual Meeting of May 5, 1999.
The options granted under the 1998 Plan are not subject to any vesting requirements and expire as follows: 70,500 on January 4, 2001, 150,000 on November 23, 2003, and 81,300 on January 10, 2004. No option granted was granted at a price lower than the closing price for the Company's common stock on the New York Stock Exchange on the day before the grant.

Option Grants in Last Fiscal Year

     The following table concerns the grant of options during the year ended December 31, 1999 to executive officers of the Company:


                                           Individual Grants                      Annual Rates of Stock Price Appreciation

                      Number of
                     Securities       % of Total
                     Underlying     Options Granted   Exercise or
                   Options Granted   to Employees in  Base Price
Name                   (#) (2)          Fiscal Year    ($/Share)     Expiration Date       5%($)(1)  10%($)(1)

Mark E. Goldstein       20,500             20.1%         1.72        January 10, 2004      $5,600    $16,200
Jerome J. Goldstein     20,500             20.1%         1.72        January  4, 2001 (3)  $5,600    $16,200
Carolyn J. Anderson     20,500             20.1%         1.56        January 10, 2004      $8,800    $19,500
Barry Shepard           20,500             20.1%         1.56        January 10, 2004      $8,800    $19,500


(1) Assumes 5% and 10% growth per year based upon January 11, 1999 price of $1.56/share.

(2) The options shown in the table above were issued under the Company's 1998 Stock Option Plan. Under that Plan, no option may be exercised more than ten years after it is granted. If the option grant is for an incentive stock option, the exercise price must be at least 100% of the fair market value of the Company's stock on the date of grant. The exercise price for a nonqualified stock option must be no less than 85% of the fair market value of the Company's stock on the date of grant. If the grantee owns more than 10% of the Company's outstanding stock, then these limitations for an incentive stock option are five years from the date of grant and 110% of the fair market value. No incentive option may be granted to any person in any year to purchase shares having an aggregate fair market value greater than $100,000 at the date of the option grant. Payment for shares purchased upon the exercise of any option must be made in cash.

(3) Exercisable only until January 4, 2001 due to the death of Jerome J. Goldstein.

Outstanding Options

     No options were exercised by any of the Company's executive officers during
1999.   The following table summarizes information with respect to the value  of each officer's unexercised stock options at December 31, 1999.

                           Fiscal Year End Option Values

                              Number of
                              Securities
                              Underlying                        In-the-Money
                             Unexercised                    Value of Unexercised
                              Options at                   Options at Year End (1)
                               Year End
    Name                     Exercisable         Unexercisable   Exercisable  Unexercisable

Mark E. Goldstein              70,500                  0              0            0
Jerome J. Goldstein            70,500                  0              0            0
Carolyn J. Anderson            70,500                  0              0            0
Barry Shepard                  70,500                  0              0            0


(1) The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company's stock at December 31, 1999 over the per share exercise price multiplied by the number of unexercised options. However, the per share exercise price was higher than the market price of the Company's stock at year end.

                          COMPENSATION COMMITTEE REPORT
Background

     The Compensation Committee of the Board of Directors is now comprised of the Company's two outside directors and the Company's President (who serves as a non-voting member of the Committee). During 1999, until October 31, 1999, when Mr. Michael Sheets resigned from the Company's Board, the Compensation Committee included three outside directors; and, until his death in January 2000, included Jerome J. Goldstein, the Company's Chairman of the Board (as a non-voting member of the Committee.) The responsibilities of the Compensation Committee include the origination of all executive compensation proposals.

     In making decisions regarding executive compensation, the Compensation Committee considers a number of factors. The Compensation Committee has also determined that an outside consultant on compensation matters should be used once every three years.

Organization Philosophy

     The Committee believes that the Company's organization and the specific responsibilities of its executive officers are an essential part of analyzing compensation levels. The first important point concerning the management of the Company is that each executive subscribes to a team concept of executive management, and operates in accordance with this concept. Although each of the executive officers has his or her specific areas of responsibility and each is able to and often does make independent decisions, the executive officers operate as a collaborative team, and very few significant decisions are made without input from the group as a whole.

     Second, each executive officer is responsible for a number of distinct areas and tasks. Each performs many tasks traditionally associated with "middle management" in other companies in addition to their respective duties of top level or executive management. As a result, the Company has very little "middle management" and operates as a fairly lean organization compared to many of its competitors.

     From the time of the Company's formation until 1990, Jerome Goldstein served as its President, Chief Executive Officer and Chairman of the Board. In August 1990, he relinquished the titles of President and Chief Executive Officer to Mark E. Goldstein, his son. At that time, Mr. Goldstein's relinquishment of those positions in no sense constituted a retirement, nor a diminishment of his contribution to the Company. Jerome Goldstein continued to be an important driving force behind the Company's policies. Over the years, the Company relied greatly on Jerome Goldstein's entrepreneurial skills and his talent with respect to product development, design, advertising and marketing. In 1999, he continued to be involved in a variety of decisions, helped in the development of commercials and was a guide to management. Jerome Goldstein died in January, 2000.

     Mark E. Goldstein has the basic responsibilities associated with being a CEO of a public company. He is also actively involved in the sales and marketing efforts of the Company and its development of new products. For example Mark Goldstein is the primary contact with the Company's largest account, Wal-Mart Stores, Inc., and he directs the Company's advertising and promotional efforts. He ultimately is responsible for the day-to-day operations of the Company, although he relies on the Company's other executive officers for advice and counsel.

     Carolyn J. Anderson has been employed by the Company for thirty years. She became Corporate Secretary in 1973; she was promoted to Executive Vice President in 1974; and Ms. Anderson was given the additional title and responsibilities of Chief Operating Officer in 1982. As Chief Operating Officer, Ms. Anderson has a direct responsibility for decision-making with respect to the day-to-day operations of the Company's plant and facilities. Additionally, Ms. Anderson directs the Company's research and development activities. Ms. Anderson also plays a major role, in cooperation with Barry Shepard, with respect to the Company's "human resources" decisions. Further, Ms. Anderson is, together with Mr. Shepard, the primary contact for the Company's legal matters.

     Barry Shepard performs all of the traditional functions of Treasurer and Chief Financial Officer, including negotiations and maintenance of relationships with creditors and the trustee for the Company's bonds. He has been with the Company since 1981, and his role on the executive team has increased during his tenure with the Company. Mr. Shepard supervises all of the back office functions of the Company, including accounting, data processing, computer operations and personnel.

Factors

     In determining its recommendations on executive compensation, the Committee considered the management organization as described above and the following factors, among others:

     (a)  Services performed and time devoted to the Company by the executive;

     (b)  Amounts paid to executives in comparable companies;

     (c)  The size and complexities of the business;

     (d)  Successes achieved by the executive;

     (e)  The executive's abilities;

     (f)  Increase in volume of business during the executive's tenure;

     (g)  Corporate earnings and profits;

     (h)  Comparison of salary to distributions to stockholders;

     (i)  Prevailing economic conditions;

     (j)  Compensation paid to other employees of the corporation; and

     (k)  The amount previously paid to the executive.

     Utilizing these factors, the Compensation Committee recommended that the base salaries of the Company's executive officers remain the same in 1999 as in 1998 and that the components of other compensation provided to the Company's executive officers also remain the same in 1999 as in 1998. These recommendations were adopted by the Company's Board of Directors.

     In making its recommendations for the compensation of executives in 1999, the Compensation Committee noted, among other things, that: (1) The executive officers devote considerable time to the Company, often more than full-time; (2) the Company's philosophy as to its employees in general is that good employees, who are paid well and stay with the Company, contribute significantly to the successes of the Company's businesses; (3) with respect to base salaries, the base salaries of the Company's executive officers prior to 1995 had not changed since October 30, 1988, and then, increased in the aggregate by only 13.5%; (4) the bonus plan has been in effect for a number of years, with a result of decreasing compensation in 1996, 1998, and 1999 because of the Company's performance; (5) the Company's emphasis is on the bonus plan and performance and successes achieved by executives; (6) the levels of the bonus plan and other components of compensation have been in effect for a number of years; (7) the Company's officers were awarded only modest stock options in 1998 and 1999, having received none since 1994 and those options replaced options that either had expired or were about to expire; and (8) the anticipated amounts paid for the base salary and bonus in 1999 were and are expected to be tax deductible, without being subject to a limitation on the deductibility of certain compensation in excess of $1 million under the Internal Revenue Code. The Committee believed that the roles of the Company's officers were more difficult because of decreasing sales of the Company's products and competitive and market factors, including the consolidation of manufacturers, the consolidation of retailers and the state of art in business practices.

     In terms of performance by the executives in 1998, the Committee noted a number of factors, including, among others, the following:

> The Company experienced a net loss in 1998, as the market for alpha hydroxy acid products matured, and the management has been seeking to turn-around the operating results;

>    A retinol product was introduced, with wide distribution;

>    The Company maintained distribution of its basic Alpha Hydrox items;

> The Company formed an alliance for skin care products designed for diabetics;

>    The Company expanded international markets, although the total sales of products outside of North America were low;

> The Company maintained the core sales of its household product, Scott's Liquid Gold for wood;

> Scott's Liquid Gold for wood sales increased in 1998, although it required a heavy investment in advertising;

>    Touch of Scent distribution was maintained;

>    Touch of Scent pricing structure was changed;

>    Touch of Scent packaging was changed;

>    Advertising for Alpha Hydrox products and Touch of Scent was revised;

>    The Company maintained customer relationships in the face of changing circumstances;

>    Cost savings were implemented;

> The Company defended vigorously and won the Brooks lawsuit in the midst of a difficult year in terms of sales;

>    Employee relations remained good;

> The financial management was significant in maintaining the Company's good financial condition, including to continuing to satisfy convenants for the Company's bonds and setting aside funds to repay those bonds; and

>    The cash-flow of the Company was managed well.

      In 1992, the Compensation Committee decided to engage a consultant on compensation matters every three years. A consultant was engaged in 1992 and also in 1994 and 1997. The consultant selected by the Committee was the Hay Group. In 1997, the Hay Group was asked to assess the competitiveness of the executive compensation levels of the Company. Their report, issued in July, 1997, concluded that overall the total direct compensation practices of the Company fall within a peer group competitive range, with competitiveness of the pay packages varying by executive. Base salaries were viewed as in line with competitive practices; annual incentive awards were below competition, with the size of the annual incentive being a direct result of Company performance; and long-term incentive awards, such as stock options, were below competitive practices.

     The Company's 1999 executive bonus plan provided for a bonus pool based on 10% of pre-tax profits (excluding items that are infrequent, unusual or extraordinary) for a year in excess of $1 million. The Company's key executive officers would have shared equally any bonus awarded under the plan. The Company had substantially the same plan in prior years. The Compensation Committee believes that this bonus plan was an important part of the incentives for the Company's executive officers and recognized directly many of the factors considered important by the Compensation Committee as stated above.

     The Company provides certain other benefits and perquisites to the executive officers. The Committee believes that the types of benefits offered to Company executives and the value of these benefits are similar to benefit packages provided by competitors. While the Hay Group report in 1992 found that the Company had a comprehensive executive benefits package, there are several other common benefit programs that the Company does not provide to its executives. A number of the benefits are provided by the Company not only to the executive officers but also to other Company employees. These benefits are appropriate for their positions, to compensate them consistent with market levels and to facilitate performance of their jobs in a more efficient and effective manner.

     In conclusion, the factors described above remain applicable for 1999, and the Compensation Committee believes that the levels of compensation for the Company's executive officers have been fair and appropriate.


                             COMPENSATION COMMITTEE
                                 Dennis H. Field
                                 James F. Keane
                                Mark E. Goldstein

Stock Performance Graph

     There follows a graph, constructed for the Company, comparing the cumulative total shareholder return of Scott's Liquid Gold-Inc. common stock to the Media General Composite Index (see below), and to a selected peer group.

                        1994      1995      1996     1997     1998      1999

Scott's Liquid Gold     100       49.81    25.99    55.22    25.51     12.75

Old Peer Group          100      135.03   181.58   267.17   321.87    369.35

Media General
  Composite Index       100      129.66   156.58   203.33   248.56    303.21

New Peer Group          100      135.44   182.52   269.12   324.85    372.42

                          Fiscal year ended December 31

                   Assumes $100 invested on December 31, 1994
                         in the Company, the Peer Group,
                 The NYSE CompositeMedia General Composite Index
                  and assumes the reinvestment of any dividends

Note: The foregoing graph was prepared for the Company by Media General Financial Services of Richmond, Virginia. The peer group selected by the Company consists of companies which use the standard industrial classification of specialty cleaning and sanitation and which are publicly held, and other publicly held companies which are partially or entirely engaged in the cosmetics business. The Company believes that, within its industry classes, the assembly of a peer group is difficult because the Company competes with other companies that are significantly larger than Scott's Liquid Gold-Inc., including two major companies which are not publicly traded.

The peer group selected by the Company was changed from that used in the preceding year because the Company considered the new peer group more representative of its industry, and because of the change late in 1999 form the New York Stock Exchange to the NASD Over-The-Counter Bulletin Board. The
following companies comprise the peer group: Avon Products, Inc., CCA Industries, Inc., Chattem, Inc., Clorox Co. (includes Armor All Products, acquired by Clorox Co. in 1997), Del Laboratories, Inc., and Procter & Gamble. The Media General Composite Index is based on the market value of all common stocks listed on the NYSE, AMEX and Nasdaq National Market. The index is adjusted for all stock splits and dividends.

Compensation of Directors

     Three directors are full-time executive officers of the Company and receive no additional compensation for service as a director. Dennis H. Field, and James
F. Keane are non-employee directors. The Company pays $2,500 per month to each non-employee director for his services as director. Michael J. Sheets, who is no longer a director, was paid $1,667 per month through October, 1999 as a consultant to the Company, primarily in the area of marketing and advertising.

     On January 15, 1993, the Company's Board of Directors adopted the Company's 1993 Stock Option Plan for Outside Directors (the "Plan"), which was approved by the Company's shareholders on May 5, 1993. The Plan provides for the granting of options to directors who are not employees of the Company. The purpose of the Plan is to further the growth and development of the Company by providing an incentive to outside directors of the Company, by increasing their involvement in the business and affairs of the Company, by helping the Company to attract and retain well qualified directors and/or by rewarding directors for their past dedication to the Company. The Plan became effective on January 15, 1993.

     A maximum of 400,000 shares of the Company's common stock are available for issuance upon the exercise of options granted under the Plan. The number of shares available under the Plan, the number of shares subject to outstanding options, and the exercise price per share of such options are subject to adjustment on account of stock dividends, stock splits, mergers, consolidations, recapitalizations, combinations or exchanges of stock, or other similar circumstances. If any option under the Plan terminates or expires, the shares allocable to the unexercised portion of the option will again be available for purposes of the Plan.

     The Plan is administered by the Board of Directors or a committee appointed by and serving at the pleasure of the Board of Directors, consisting of no fewer than two directors. The Plan is currently administered by the Board of Directors. At March 8, 2000, options to purchase 399,999 shares of the Company's common stock had been granted under the Plan, of which 48,333 were surrendered during 1999. Except for the exercise of options for 100,000 shares by Mr. Sheets, who resigned from the Board during 1999, no options had been exercised at or prior to March 8, 2000. The outstanding options are held as follows by the non-employee directors:

                                             Year End Option Values

                             Number of Securities               In-the-Money
                            Underlying Unexercised          Value of Unexercised
                                Options at Year End           Options at Year End
                                                                    (1)
Name                       Exercisable      Unexercisable   Exercisable   Unexercisable

Dennis H. Field              148,333             0               0              0
James  F. Keane              103,333             0               0              0

(1) The in-the-money value of unexercised options is equal to the excess of the per share market price of the Company's stock at December 31, 1999 over the per share exercise price multiplied by the number of unexercised options.


                          TRANSACTIONS WITH MANAGEMENT

      The Company has indemnification agreements with each of its directors and executive officers. These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company. They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.

     Until January, 1999, the Company, Neoteric Cosmetics, Inc. (a wholly-owned subsidiary), and the Company's then Chairman, Jerome J. Goldstein, were defendants in a lawsuit in the federal District Court for the District of Colorado brought by Leslee Brooks (a daughter of Mr. Jerome J. Goldstein), her husband, Dr. Norman Brooks (a California dermatologist), and a related corporation. The lawsuit involved a claim for compensation by the Brooks relating to Alpha Hydrox products. On July 24, 1998, a jury unanimously found in favor of the Company, its subsidiary, and Jerome J. Goldstein. The jury found that there was no liability as to each claim of the plaintiffs. Subsequently, the plaintiffs in the Brooks case filed an appeal of the judgment to the United States Tenth Circuit Court of Appeals. On January 21, 1999, the Company entered into a settlement agreement with the plaintiffs in the Brooks case, under which the Company paid $225,000 to the plaintiffs. The settlement results in a dismissal of the appeal of that case and a release regarding the Company and the other defendants in the case. The Company continues to believe that the claims of the plaintiffs in the Brooks case were groundless. The settlement allowed the Company to avoid the cost, time, and any uncertainty involved in an appeal of the case. The Company and Jerome J. Goldstein engaged the same counsel for the defense of the Brooks case, and all legal fees and costs of the Brooks case, including the settlement amount, were paid by the Company, amounting to a total of approximately $970,000. In February, 1999, the Board of Directors approved and authorized the indemnification of Jerome Goldstein for attorneys' fees, costs and the settlement amount in the Brooks case to the extent they may be considered expenses or costs of Mr. Goldstein. Also in February, 1999, the Company settled its claim against the insurer under the Company's directors and officers liability insurance for reimbursement of $550,000 of the legal expenses and settlement amount paid by the Company with respect to the Brooks case.

                               SECTION 16 REPORTS

     Section 16(a) of the Securities Exchange Act of 1934 requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company to file with the Securities and Exchange Commission reports regarding changes in their beneficial ownership of shares in the Company. To the Company's knowledge, there was full compliance with all Section 16(a) filing requirements applicable to those persons for 1999.

                               COMPANY ACCOUNTANTS

      Arthur Andersen LLP were selected by the Board of Directors as the Company's independent auditors for the fiscal year ended December 31, 1999. The Company selected the same firm as the Company's independent auditors for the fiscal year ending December 31, 2000. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if he so desires. Such representative also is expected to be available to respond to appropriate questions at that time.

                              SHAREHOLDER PROPOSALS

      Shareholder proposals for inclusion in the Company's proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before November 24, 2000. Also, persons named in the proxy solicited by the Board of Directors of the Company for its year 2000 annual meeting of shareholders may exercise discretionary authority on any proposal presented by a shareholder of the Company at that meeting if the Company has not received notice of the proposal by February 8, 2001.

                     1999 ANNUAL REPORT ON FORM 10-K
      THE COMPANY'S FORM 10-K REPORT FOR 1999 CONSISTS PRIMARILY OF CROSS REFERENCES TO INFORMATION IN THE COMPANY'S ANNUAL REPORT TO SHAREHOLDERS AND THIS PROXY STATEMENT AND IS FILED ELECTRONICALLY WITH THE SECURITIES AND EXCHANGE COMMISSION. SHAREHOLDERS WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF THE COMPANY'S FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 31, 1999 IN THE FORM FILED WITH THE SEC SHOULD ADDRESS A WRITTEN REQUEST TO CAROLYN J. ANDERSON, CORPORATE SECRETARY, SCOTT'S LIQUID GOLD-INC., 4880 HAVANA STREET, DENVER, COLORADO 80239.

                         SOLICITATION OF PROXIES
      The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, telegraph or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of pocket expenses incurred by them in so doing.

                                 OTHER BUSINESS
      As of the date of this Proxy Statement, Management was not aware that any business not described above would be presented for consideration at the meeting. If any other business properly comes before the meeting, it is intended that the shares represented by proxies will be voted in respect thereto in accordance with the judgment of the persons voting them.

   The above Notice and Proxy Statement are sent by order of the Board of Directors.

                                                  CAROLYN J. ANDERSON
                                                  Corporate Secretary
Denver, Colorado
March 24, 2000